                                                           --------------------
                                                           OMB APPROVAL
                                 UNITED STATES             --------------------
                      SECURITIES AND EXCHANGE COMMISSION   OMB Number.3225-0145
                            WASHINGTON, D.C. 20549         Expires: November 30,
                                                           1999  Estimated
                                                           average burden hours
                                 SCHEDULE 13G              per response...14.90
                                                           --------------------
                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                       (AMENDMENT NO.                      )*
                                      ---------------------

                           Akamai Technologies, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   00971T101
--------------------------------------------------------------------------------
                                (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                 / /   Rule 13d-1(b)
                 / /   Rule 13d-1(c)
                 /X/   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 16 pages

-------------------------                               ----------------------
CUSIP No.   009171T101               13G                Page   2  of  16 Pages
-------------------------                               ----------------------

-------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS

    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Battery Ventures IV, L.P.
              04-3347858

-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) /  /
                                                                    (b) /  /

-------------------------------------------------------------------------------
3   SEC USE ONLY

-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware limited partnership

-------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

       NUMBER OF             - 0 - shares
        SHARES          -------------------------------------------------------
     BENEFICIALLY       6    SHARED VOTING POWER
      OWNED BY
        EACH                 10,269,300
      REPORTING         -------------------------------------------------------
       PERSON           7    SOLE DISPOSITIVE POWER
        WITH
                             - 0 - shares
                        -------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             10,269,300
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              10,269,300 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)  / /

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              11.23%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              PN
--------------------------------------------------------------------------------


                               Page 2 of 16 pages

-------------------------                               ----------------------
CUSIP No.   009171T101               13G                Page   3  of  16 Pages
-------------------------                               ----------------------

-------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS

    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Battery Partners IV, LLC
              04-3347855

-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) /  /
                                                                    (b) /  /

-------------------------------------------------------------------------------
3   SEC USE ONLY

-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware limited liability company

-------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

       NUMBER OF             - 0 - shares
        SHARES          -------------------------------------------------------
     BENEFICIALLY       6    SHARED VOTING POWER
      OWNED BY
        EACH                 10,269,300
      REPORTING         -------------------------------------------------------
       PERSON           7    SOLE DISPOSITIVE POWER
        WITH
                             - 0 - shares
                        -------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             10,269,300
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              10,269,300 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)  / /

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              11.23%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              OO
--------------------------------------------------------------------------------


                               Page 3 of 16 pages

-------------------------                               ----------------------
CUSIP No.   009171T101               13G                Page   4  of  16 Pages
-------------------------                               ----------------------

-------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS

    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Battery Investment Partners IV, LLC
              04-3352186

-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) /  /
                                                                    (b) /  /

-------------------------------------------------------------------------------
3   SEC USE ONLY

-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware limited liability company

-------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

       NUMBER OF             - 0 - shares
        SHARES          -------------------------------------------------------
     BENEFICIALLY       6    SHARED VOTING POWER
      OWNED BY
        EACH                 10,269,300
      REPORTING         -------------------------------------------------------
       PERSON           7    SOLE DISPOSITIVE POWER
        WITH
                             - 0 - shares
                        -------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             10,269,300
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              10,269,300 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)  / /

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              11.23%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              OO
--------------------------------------------------------------------------------


                               Page 4 of 16 pages

-------------------------                               ----------------------
CUSIP No.   009171T101               13G                Page   5  of  16 Pages
-------------------------                               ----------------------

-------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS

    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Richard D. Frisbie

-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) /  /
                                                                    (b) /  /

-------------------------------------------------------------------------------
3   SEC USE ONLY

-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

              USA

-------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

       NUMBER OF             - 0 - shares
        SHARES          -------------------------------------------------------
     BENEFICIALLY       6    SHARED VOTING POWER
      OWNED BY
        EACH                 10,269,300
      REPORTING         -------------------------------------------------------
       PERSON           7    SOLE DISPOSITIVE POWER
        WITH
                             - 0 - shares
                        -------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             10,269,300
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              10,269,300 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)  / /

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              11.23%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              IN
--------------------------------------------------------------------------------


                               Page 5 of 16 pages

-------------------------                               ----------------------
CUSIP No.   009171T101               13G                Page   6  of  16 Pages
-------------------------                               ----------------------

-------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS

    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Robert G. Barrett

-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) /  /
                                                                    (b) /  /

-------------------------------------------------------------------------------
3   SEC USE ONLY

-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

              USA

-------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

       NUMBER OF             - 0 - shares
        SHARES          -------------------------------------------------------
     BENEFICIALLY       6    SHARED VOTING POWER
      OWNED BY
        EACH                 10,269,300
      REPORTING         -------------------------------------------------------
       PERSON           7    SOLE DISPOSITIVE POWER
        WITH
                             - 0 - shares
                        -------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             10,269,300
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              10,269,300 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)  / /

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              11.23%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              IN
--------------------------------------------------------------------------------


                               Page 6 of 16 pages

-------------------------                               ----------------------
CUSIP No.   009171T101               13G                Page   7  of  16 Pages
-------------------------                               ----------------------

-------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS

    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Oliver D. Curme

-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) /  /
                                                                    (b) /  /

-------------------------------------------------------------------------------
3   SEC USE ONLY

-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

              USA

-------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

       NUMBER OF             - 0 - shares
        SHARES          -------------------------------------------------------
     BENEFICIALLY       6    SHARED VOTING POWER
      OWNED BY
        EACH                 10,269,300
      REPORTING         -------------------------------------------------------
       PERSON           7    SOLE DISPOSITIVE POWER
        WITH
                             - 0 - shares
                        -------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             10,269,300
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              10,269,300 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)  / /

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              11.23%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              IN
--------------------------------------------------------------------------------


                               Page 7 of 16 pages

-------------------------                               ----------------------
CUSIP No.   009171T101               13G                Page   8  of  16 Pages
-------------------------                               ----------------------

-------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS

    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Thomas J. Crotty

-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) /  /
                                                                    (b) /  /

-------------------------------------------------------------------------------
3   SEC USE ONLY

-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

              USA

-------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

       NUMBER OF             - 0 - shares
        SHARES          -------------------------------------------------------
     BENEFICIALLY       6    SHARED VOTING POWER
      OWNED BY
        EACH                 10,269,300
      REPORTING         -------------------------------------------------------
       PERSON           7    SOLE DISPOSITIVE POWER
        WITH
                             - 0 - shares
                        -------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             10,269,300
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              10,269,300 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)  / /

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              11.23%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              IN
--------------------------------------------------------------------------------


                               Page 8 of 16 pages

-------------------------                               ----------------------
CUSIP No.   009171T101               13G                Page   9  of  16 Pages
-------------------------                               ----------------------

-------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS

    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Kenneth P. Lawler

-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) /  /
                                                                    (b) /  /

-------------------------------------------------------------------------------
3   SEC USE ONLY

-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

              USA

-------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

       NUMBER OF             - 0 - shares
        SHARES          -------------------------------------------------------
     BENEFICIALLY       6    SHARED VOTING POWER
      OWNED BY
        EACH                 10,269,300
      REPORTING         -------------------------------------------------------
       PERSON           7    SOLE DISPOSITIVE POWER
        WITH
                             - 0 - shares
                        -------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             10,269,300
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              10,269,300 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)  / /

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              11.23%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              IN
--------------------------------------------------------------------------------


                               Page 9 of 16 pages

-------------------------                               ----------------------
CUSIP No.   009171T101               13G                Page  10  of  16 Pages
-------------------------                               ----------------------

-------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS

    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Todd A. Dagres

-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                    (a) /  /
                                                                    (b) /  /

-------------------------------------------------------------------------------
3   SEC USE ONLY

-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

              USA

-------------------------------------------------------------------------------
                        5    SOLE VOTING POWER

       NUMBER OF             - 0 - shares
        SHARES          -------------------------------------------------------
     BENEFICIALLY       6    SHARED VOTING POWER
      OWNED BY
        EACH                 10,269,300
      REPORTING         -------------------------------------------------------
       PERSON           7    SOLE DISPOSITIVE POWER
        WITH
                             - 0 - shares
                        -------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER

                             10,269,300
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              10,269,300 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (SEE INSTRUCTIONS)  / /

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              11.23%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              IN
--------------------------------------------------------------------------------


                               Page 10 of 16 pages

ITEM 1 (a).       NAME OF ISSUER:
                  Akamai Technologies, Inc.

ITEM 1 (b).       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  201 Broadway, Cambridge, MA 02139

ITEM 2 (a).       NAME OF PERSON FILING:

                  Battery Ventures IV, L.P. ("Battery Ventures"), Battery Partners IV, LLC ("Battery Partners"), Battery Investment Partners IV, LLC, ("Battery Investment Partners"), Richard D. Frisbie ("Frisbie"), Robert G. Barrett ("Barrett"), Oliver D. Curme ("Curme"), Thomas J. Crotty ("Crotty"), Kenneth P. Lawler ("Lawler") and Todd A. Dagres ("Dagres"). Frisbie, Barrett, Curme, Crotty, Lawler and Dagres are the member managers of Battery Partners, the sole general partner of Battery Ventures. Battery Investment Partners invests alongside Battery Ventures in all investments made by Battery Ventures. Frisbie and Barrett are the managers of Battery Investment Partners.

ITEM 2 (b).       ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The address of the principal business office of each of Battery Ventures, Battery Partners, Battery Investment Partners, Frisbie, Barrett, Curme, Crotty, Lawler and Dagres is c/o Battery Ventures, 20 William Street, Wellesley, MA 02481.

ITEM 2 (c).       CITIZENSHIP:

                  Messrs. Frisbie, Barrett, Curme, Crotty, Lawler and Dagres are United States citizens. Battery Ventures is a limited partnership organized under the laws of the State of Delaware. Battery Partners and Battery Investment Partners are limited liability companies organized under the laws of the State of Delaware.

ITEM 2 (d).       TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.01 par value

ITEM 2 (e).       CUSIP NUMBER
                  00971T101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [  ]   Broker or Dealer registered under Section 15 of the
                             Securities Exchange Act of 1934 (the "Act").

                  (b) [  ]   Bank as defined in Section 3(a)(6) of the Act.

                  (c) [  ]   Insurance Company as defined in Section 3(a)(19) of
                             the Act.

                  (d) [  ]   Investment Company registered under Section 8 of
                             the Investment Company Act of 1940.

                  (e) [  ]   Investment Advisor registered under Section 203 or
                             the Investment Advisors Act of 1940.

                  (f) [  ]   Employee Benefit Plan, Pension Fund which is
                             subject to the provisions of the Employee
                             Retirement Income Security Act of 1974 or Endowment
                             Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

                  (g) [  ]   Parent Holding Company, in accordance with Rule
                             13d-1(b)(ii)(G) of the Act.

                  (h) [  ]   Group, in accordance with Rule 13a-1(b)(1)(ii)(H)
                             of the Act.
Not Applicable


                              Page 11 of 16 pages

ITEM 4.           OWNERSHIP:

                  (a)        Amount Beneficially Owned:

                             Battery Ventures owns beneficially and of record 9,875,708 shares of Common Stock of Akamai Technologies, Inc. as of December 31, 1999. Battery Investment Partners, which invests alongside Battery Ventures in all investments made by Battery Ventures, owns beneficially and of record 154,304 shares of Common Stock of Akamai Technologies, Inc. as of December 31, 1999. Battery Ventures and Battery Investment Partners may each be deemed to own beneficially the shares of Common Stock of Akamai Technologies, Inc. held by the other as of December 31, 1999. Battery Partners, the general partner of Battery Ventures, may be deemed to own beneficially the shares of Common Stock beneficially owned by Battery Ventures as of December 31, 1999. Frisbie and Barrett are the managers of Battery Investment Partners, and Frisbie, Barrett, Curme, Crotty, Lawler and Dagres are member managers of Battery Partners, and each therefore may be deemed to own beneficially the shares beneficially owned by Battery Investment Partners and Battery Ventures, respectively, as of December 31, 1999. Each of Battery Partners, Battery Investment Partners, Frisbie, Barrett, Curme, Crotty, Lawler and Dagres disclaims beneficial ownership of the shares held of record by Battery Ventures, except to the extent of their respective proportionate pecuniary interests therein. Each of Battery Ventures, Battery Partners, Frisbie, Barrett, Curme, Crotty, Lawler and Dagres disclaims beneficial ownership of the shares held of record by Battery Investment Partners, except to the extent of their respective proportionate pecuniary interests therein.

                  (b)        Percent of Class:

                             Each of Battery Ventures, Battery Partners, Battery Investment Partners, Frisbie, Barrett, Crotty, Curme, Lawler and Dagres may be deemed to own beneficially 11.23% of the Common Stock of Akamai Technologies, Inc. The percentages are based on the 91,441,851 shares of Common Stock expected to be outstanding after the initial public offering of Akamai Technologies, Inc. as set forth in the Rule 424(b)(1) Prospectus dated October 29, 1999.

                  (c)        Number of Shares as to which such person has:

                  (i)        sole power to vote or direct the vote: Battery
                             Ventures: 0; Battery Partners: 0; Battery
                             Investment Partners: 0; Frisbie: 0; Barrett: 0;
                             Curme: 0; Crotty: 0; Lawler: 0; and Dagres: 0.

                  (ii)       shared power to vote or to direct the vote: Battery
                             Ventures: 10,269,300; Battery Partners: 10,269,300;
                             Battery Investment Partners: 10,269,300; Frisbie:
                             10,269,300; Barrett: 10,269,300; Curme 10,269,300;
                             Crotty: 10,269,300; Lawler 10,269,300; and Dagres
                             10,269,300.

                  (iii) sole power to dispose or to direct the disposition of: Battery Ventures: 0; Battery Partners: 0; Battery Investment Partners: 0; Frisbie: 0;
                             Barrett: 0; Curme: 0; Crotty: 0; Lawler: 0; and
                             Dagres: 0.

                  (iv) shared power to dispose or to direct the disposition of: Battery Ventures: 10,269,300; Battery Partners: 10,269,300; Battery Investment
                             Partners: 10,269,300; Frisbie:


                              Page 12 of 16 pages

                             10,269,300; Barrett: 10,269,300; Curme: 10,269,300;
                             Crotty: 10,269,300; Lawler 10,269,300; and Dagres
                             10,269,300.

ITEM (5).         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  NOT APPLICABLE.

ITEM (6).         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON: NOT APPLICABLE.

ITEM (7).         IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT COMPANY:

                  NOT APPLICABLE.

ITEM (8).         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  NOT APPLICABLE.

ITEM (9).         NOTICE OF DISSOLUTION OF GROUP:
                  NOT APPLICABLE.

ITEM (10).        CERTIFICATION:
                  NOT APPLICABLE.

                  Not filed pursuant to Rule 13d-1(b).


                              Page 13 of 16 pages

                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2000         BATTERY VENTURES IV, L.P.

                                  By:  BATTERY PARTNERS IV, LLC

                                  By: /s/ Richard D. Frisbie
                                     --------------------------
                                     Member Manager

                                  BATTERY PARTNERS IV, LLC

                                  By: /s/ Richard D. Frisbie
                                     --------------------------
                                     Member Manager

                                  BATTERY INVESTMENT PARTNERS IV, LLC

                                  By: /s/ Richard D. Frisbie
                                     --------------------------
                                     Member Manager

                                  /s/ Richard D. Frisbie
                                  -----------------------------
                                  Member Manager

                                          *
                                  -----------------------------
                                  Robert G. Barrett

                                          *
                                  -----------------------------
                                  Oliver D. Curme

                                          *
                                  -----------------------------
                                  Thomas J. Crotty

                                          *
                                  -----------------------------
                                  Kenneth P. Lawler

                                          *
                                  -----------------------------
                                  Todd A. Dagres

*By: /s/ Richard D. Frisbie
    ------------------------

Name: Richard D. Frisbie
     -----------------------
     Attorney-in-Fact

--------------------------------------------------------------------------------
         This Schedule 13G was executed by Richard D. Frisbie or Oliver D. Curme pursuant to Powers of Attorney which are incorporated herein by reference and copies of which are attached hereto as Exhibit II.


                              Page 14 of 16 pages

                                                                       EXHIBIT I

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of Akamai Technologies, Inc.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated:  February 11, 2000         BATTERY VENTURES IV, L.P.

                                  By:  BATTERY PARTNERS IV, LLC

                                  By: /s/ Richard D. Frisbie
                                     --------------------------
                                     Member Manager

                                  BATTERY PARTNERS IV, LLC

                                  By: /s/ Richard D. Frisbie
                                     --------------------------
                                     Member Manager

                                  BATTERY INVESTMENT PARTNERS IV, LLC

                                  By: /s/ Richard D. Frisbie
                                     --------------------------
                                     Member Manager

                                  /s/ Richard D. Frisbie
                                  -----------------------------
                                  Member Manager

                                          *
                                  -----------------------------
                                  Robert G. Barrett

                                          *
                                  -----------------------------
                                  Oliver D. Curme

                                          *
                                  -----------------------------
                                  Thomas J. Crotty

                                          *
                                  -----------------------------
                                  Kenneth P. Lawler

                                          *
                                  -----------------------------
                                  Todd A. Dagres

*By: /s/ Richard D. Frisbie
    ------------------------

Name: Richard D. Frisbie
     -----------------------
     Attorney-in-Fact

--------------------------------------------------------------------------------
         This Agreement was executed by Richard D. Frisbie or Oliver D. Curme pursuant to Powers of Attorney which are incorporated herein by reference and copies of which are attached hereto as Exhibit II.


                              Page 15 of 16 pages

                                                                      EXHIBIT II

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Oliver D. Curme and Richard D. Frisbie, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and document that may be necessary, desirable or appropriate to be executed in his capacity as a general partner of ABF Partners, L.P., ABF Partners II, L.P., and Battery Partners III, L.P., or in his capacity as a member manager of Battery Partners IV, LLC, with respect to securities held by such signatory as a result of his relationship with any of the foregoing entities or with Battery Ventures, L.P., Battery Ventures II, L.P., Battery Ventures III, L.P. or Battery Ventures IV, L.P., pursuant to Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of February, 1997.


                                  /s/ Richard D. Frisbie
                                  -----------------------------
                                  Richard D. Frisbie

                                  /s/ Robert G. Barrett
                                  -----------------------------
                                  Robert G. Barrett

                                   /s/ Oliver D. Curme
                                  -----------------------------
                                  Oliver D. Curme

                                  /s/ Thomas J. Crotty
                                  -----------------------------
                                  Thomas J. Crotty

                                  /s/ Kenneth P. Lawler
                                  -----------------------------
                                  Kenneth P. Lawler

                                  /s/ Todd A. Dagres
                                  -----------------------------
                                  Todd A. Dagres


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